Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Digene Corporation Amended and Restated Equity Incentive Plan and the Digene Corporation Amended and Restated Directors’ Equity Compensation Plan of our reports dated August 28, 2006, with respect to the consolidated financial statements and schedule of Digene Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2006, Digene Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digene Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
January 26, 2007
McLean, Virginia